  As filed with the Securities and Exchange Commission on January 8, 2002

                                                      Registration No. 333-68350

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                          CABOT OIL & GAS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware             1200 Enclave Parkway           04-3072771
    (State or other          Houston, Texas 77077        (I.R.S. Employer
    jurisdiction of             (281) 589-4600          Identification No.)
    incorporation or       (Address, including zip
     organization)                code, and
                              telephone number,
                             including area code,
                               of registrant's
                             principal executive
                                   offices)

                                --------------
                               Lisa A. Machesney
                          Cabot Oil & Gas Corporation
                              1200 Enclave Parkway
                              Houston, Texas 77077
                                 (281) 589-4600
                           (Name, address, including
                        zip code, and telephone number,
                   including area code, of agent for service)

                                --------------
                                    Copy to:
                             J. David Kirkland, Jr.
                               Baker Botts L.L.P.
                              3000 One Shell Plaza
                           Houston, Texas 77002-4995
                                 (713) 229-1101

                                --------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of                    Proposed Maximum  Proposed Maximum
    Securities to be       Amount to be     Offering Price       Aggregate         Amount of
       Registered           Registered         Per Share      Offering Price   Registration Fee
-----------------------------------------------------------------------------------------------
                                                              $49,979,825.07
Class A common stock....     1,999,993        $24.99 (2)            (2)           $12,495 (2)
-----------------------------------------------------------------------------------------------
Rights to purchase
 preferred stock (1)....     1,999,993            --                --                --
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The rights to purchase preferred stock initially are attached to and trade with the shares of Class A common stock being registered hereby. Accordingly, no additional filing fee is required.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c). Pursuant to Rule 457(c), the proposed maximum offering price has been calculated based on the average of the high and low prices of the common stock on the New York Stock Exchange on August
     22, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. This + +prospectus is included in a registration statement that we filed with the + +Securities and Exchange Commission. The selling stockholders cannot sell + +these securities until that registration statement becomes effective. This + +prospectus is not an offer to sell these securities, and it is not soliciting + +an offer to buy these securities, in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, dated January 8, 2002


PROSPECTUS

[LOGO CABOT OIL & CORPORATION]

Cabot Oil & Gas Corporation

1200 Enclave Parkway
Houston, Texas 77077
(281) 589-4600

                                1,999,993 shares

                              Class A Common Stock

  This prospectus covers the offer and sale of shares of our common stock by the selling stockholders named in this prospectus. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the common stock. We will not receive any of the proceeds from these sales.

  Each share of common stock includes one right to purchase preferred stock.

  The selling stockholders may offer and sell shares of our common stock from time to time at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the common stock.

  Our common stock is listed on the New York Stock Exchange under the symbol "COG." On January 4, 2002, the last reported sales price for our common stock on the New York Stock Exchange was $23.63 per share.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is      , 2002

                               TABLE OF CONTENTS

About Cabot Oil & Gas Corporation...........................................   2
Risk Factors................................................................   3
Forward-Looking Information.................................................   6
Use of Proceeds.............................................................   7
Selling Stockholders........................................................   7
Description of Capital Stock................................................   8
Plan of Distribution........................................................  11
Legal Opinions..............................................................  13
Independent Accountants.....................................................  13
Experts.....................................................................  13
Where You Can Find More Information.........................................  13

   You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                       About Cabot Oil & Gas Corporation

   Cabot Oil & Gas is an independent oil and gas company engaged in the exploration, development, acquisition and exploitation of oil and gas properties located in four areas of the United States:

  .   The onshore Texas and Louisiana Gulf Coast

  .   The Rocky Mountains

  .   Appalachia

  .   The Mid-Continent or Anadarko basin

   As of December 31, 2000, we had approximately 1.0 Tcfe of total proved reserves, of which 94% were natural gas. At that date, we operated approximately 83% of the wells in which we had an interest.



Recent Developments


   On August 16, 2001, we completed the acquisition of Cody Company for approximately $230 million, consisting of $181 million in cash and the 1,999,993 shares of our common stock. Cody Company is the parent of Cody Energy LLC, an exploration and production company with properties primarily located in South Texas and South Louisiana.


   On December 14, 2001, we announced that we had initiated hedge positions covering 147,000 Mmbtu per day of our natural gas production for the period from January through April 2002. The hedges are in the form of collars based on a NYMEX equivalent average floor and ceiling price of $2.50 and $3.28 per Mmbtu, respectively. This translates into a floor price of $2.70 per Mcf and a ceiling price of $3.54 per Mcf, after adjusting for the btu content. We paid an $882,000, or a $.05 per Mmbtu, premium for the collars. In aggregate, we have downside price protection in place for approximately 60% of our anticipated natural gas production during the first four months of 2002.


   We also announced that our pretax exposure to bankrupt Enron entities is approximately $2.4 million. This exposure relates almost exclusively to November gas sales, but also includes a very small amount for derivatives transactions. We will take this one-time charge, which will have approximately a $.05 per share impact, in the fourth quarter of 2001.

   In late December 2001, two royalty owners sued us in West Virginia State court for an unspecified amount of damages and requesting certification of a class action. The plaintiffs allege that we have failed to pay royalty based upon the wholesale market value of the gas produced, that we have taken improper deductions from the royalty and that we have failed to accurately report the royalty to plaintiffs and other similarly situated persons. We believe that we have substantial defenses to this claim and intend to vigorously defend the case. The investigation into this claim has only just begun and, accordingly, we can not currently determine the likelihood of any potential outcome.



   In this prospectus, we refer to Cabot Oil & Gas Corporation, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as "we," "us" or "Cabot Oil & Gas," unless the context clearly indicates otherwise. Our principal executive offices are located at 1200 Enclave Parkway, Houston, Texas 77077, and our telephone number at that location is (281) 589-4600.

                                  Risk Factors

   The following should be considered carefully with the information provided elsewhere in this prospectus and the documents we incorporate by reference in reaching a decision regarding an investment in the common stock.

Oil and gas prices fluctuate widely, and low prices for an extended period of time are likely to have a material adverse impact on our business.

   Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for natural gas and, to a lesser extent, oil. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Depressed prices in the future would have a negative impact on our future financial results. Because our reserves are predominantly natural gas, changes in natural gas prices may have a particularly large impact on our financial results.

   Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

  .   the domestic and foreign supply of oil and gas;

  .   the level of consumer product demand;

  .   weather conditions;

  .   political conditions in oil producing regions, including the Middle
      East;

  . the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

  .   the price of foreign imports;

  .   actions of governmental authorities;

  .   domestic and foreign governmental regulations;

  .   the price, availability and acceptance of alternative fuels; and

  .   overall economic conditions.

These factors and the volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas.

We may face difficulties in integrating the operations of Cody Company, which could adversely affect our results.

   We have recently completed our acquisition of Cody Company, which previously operated as a separate company. Because our management team does not have experience with Cody Company's operations, we may not be able to integrate the operations of Cody Company without the loss of key employees, agents, joint venturers, customers or suppliers. The combined business may experience an increase in operating or other costs or other difficulties. In addition, we may not be able to realize any of the operating efficiencies, synergies or other benefits expected from the acquisition. Any costs or delays incurred in connection with integrating the operations of Cody Company could have an adverse effect on Cabot Oil & Gas's business, results of operations, financial condition or cash flows.

We may have hedging arrangements that expose us to risk of financial loss and limit the benefit to us of increases in prices.

   In order to reduce our exposure to short-term fluctuations in the price of oil and gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in prices.

Recent terrorist activities and the potential for military and other actions could adversely affect our business.

   On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. The United States and others have begun military action in response to these attacks. These conditions have caused instability in world financial markets and may increase political and economic instability in areas in which we operate. The continued threat of terrorism and the impact of military and other action will likely lead to increased volatility in prices for crude oil and natural gas and could affect the markets for our oil and gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business.

Our future performance depends on our ability to find or acquire additional oil and gas reserves that are economically recoverable.

   In general, the production rate of oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, eventually resulting in a decrease in oil and gas production and lower revenues and cash flow from operations. We may not be able to replace reserves through our exploration, development and exploitation activities or by acquiring properties at acceptable costs. Low oil and gas prices may further limit the kinds of reserves that we can develop economically. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

   Exploration, development and exploitation activities involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

   We are continually identifying and evaluating opportunities to acquire oil and gas properties. We may not be able to successfully consummate any acquisition, to acquire producing oil and gas properties that contain economically recoverable reserves, or to integrate the properties into our operations profitably.

We face a variety of hazards and risks that could cause substantial financial losses.

   Our business involves a variety of operating risks, including:

  .   blowouts, cratering and explosions;

  .   mechanical problems;

  .   uncontrolled flows of oil, natural gas or well fluids;

  .   fires;

  .   formations with abnormal pressures;

  .   pollution and other environmental risks; and

  .   natural disasters.

   Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

   The operation of our natural gas gathering and pipeline systems also involves various risks, including the risk of explosions and environmental hazards caused by pipeline leaks and ruptures. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. As of December 31, 2000, we owned or operated approximately 2,650 miles of natural gas gathering and pipeline systems. As part of our normal maintenance program, we have identified certain segments of our pipelines that we believe periodically require repair, replacement or additional maintenance.

Our ability to sell our oil and gas production could be materially harmed if we fail to obtain adequate services such as transportation and processing.

   The sale of our oil and gas production depends on a number of factors beyond our control, including the availability and capacity of transportation and processing facilities. Our failure to obtain these services on acceptable terms could materially harm our business.

Competition in our industry is intense, and many of our competitors have substantially greater financial resources than we do, which could adversely affect our competitive position.

   Competition in the oil and gas industry is intense. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Our competitive position is affected by price, contract terms and quality of service, including pipeline connection times, distribution efficiencies and reliable delivery record. Many of our competitors have financial resources and exploration and development budgets that are substantially greater than ours, particularly in the Rocky Mountains, Mid-Continent and Gulf Coast areas.

The loss of key personnel could adversely affect our ability to operate.

   Our operations are dependent upon a relatively small group of key management and technical personnel, and one or more of these individuals could leave our employment. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

   Our operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of doing business. Many laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both. These laws and regulations have increased the costs of planning, designing, drilling, installing and operating oil and gas facilities. Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in substantial costs and liabilities.

Provisions of Delaware law and our bylaws and charter could discourage change in control transactions and prevent stockholders from receiving a premium on their investment.

   Our bylaws provide for a classified board of directors with staggered terms, and our charter authorizes our board of directors to set the terms of preferred stock. In addition, Delaware law contains provisions that impose restrictions on business combinations with interested parties. Our bylaws prohibit stockholder action by written consent and limit stockholder proposals at meetings of stockholders. We also have adopted a stockholders rights plan. Because of our stockholders rights plan and these provisions of our charter, bylaws and Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

The personal liability of our directors for monetary damages for breach of their fiduciary duty of care is limited by the Delaware General Corporation Law and by our certificate of incorporation.

   The Delaware General Corporation Law allows corporations to limit available relief for the breach of directors' duty of care to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability

  . for any breach of their duty of loyalty to the company or our stockholders

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions

  . for any transaction from which the director derived an improper personal benefit

   This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

                          Forward-Looking Information

   This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words "expects," "projects," "estimates," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

   We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the oil and gas industry in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

  .   market factors

  . market prices (including regional basis differentials) of natural gas and oil

  .   results of future drilling and marketing activity

  .   future production and costs

                                Use of Proceeds

   We will not receive any proceeds from sales of common stock by the selling stockholders.

                              Selling Stockholders

   On August 16, 2001, we completed the acquisition of Cody Company for approximately $230 million, comprised of approximately $181 million in cash and the 1,999,993 shares of our common stock covered by this prospectus. Cody Company is the parent of Cody Energy LLC, an exploration and production company with properties primarily located in South Texas and South Louisiana.

   This prospectus covers the offer and sale of the shares of common stock by each of the selling stockholders set forth in the table below. In a registration rights agreement that we entered into with the selling stockholders, we agreed that we would cause to be registered under the Securities Act of 1933 the resale of the shares of common stock received by the selling stockholders in the Cody acquisition.

   In the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering, other than liabilities arising from information supplied by the selling stockholders for use in the registration statement. Each selling stockholder, severally but not jointly, has agreed in the registration rights agreement to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement to the extent that the misstatements or omissions were made in reliance upon information furnished to us by the selling stockholder expressly for use in the registration statement. In the registration rights agreement, we also have agreed to pay the costs and fees of registering the shares of common stock covered by this prospectus, but the selling stockholders have agreed to pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Except for their ownership of shares of our common stock, the contractual relationships provided in the registration rights agreement and the Cody acquisition described above, the selling stockholders have had no material relationship with us within the past three years.

   The following table presents the name of each selling stockholder, the number of shares of common stock that each selling stockholder owns and the percentage of outstanding shares of common stock each selling stockholder owned prior to this offering. Since the selling stockholders may sell all, some or none of their shares under this prospectus, no estimate can be made of the aggregate number of shares of common stock that will be sold or that will be owned by each selling stockholder upon completion of this offering.

                                                                  Percentage of
                                                                   Outstanding
                                                        Number of Shares Prior
                                                         Shares      to this
              Name of Selling Stockholder                 Owned   Offering (1)
              ---------------------------               --------- -------------
Charles C. Gates Trust, under trust agreement dated
 December 30, 1935.....................................   119,345        *
Charles C. Gates Trust, under trust agreement dated
 August 3, 1937........................................   409,974      1.3%
Charles C. Gates Trust, under trust agreement dated
 June 30, 1941.........................................   525,118      1.7
Hazel R. Gates Trust, under trust agreement dated
 December 30, 1935.....................................   145,601        *
The Gates Family Foundation............................    40,577        *
Other former Cody Company stockholders owning in the
 aggregate less than 1% of our outstanding common
 stock.................................................   287,823        *
                                                        ---------
  Total................................................ 1,999,993      6.3

--------
(1)   Based on 31,602,497 shares outstanding as of November 27, 2001.
 *    Less than one percent.

   The selling stockholders listed above, affiliates of or successors in interest to the selling stockholders or persons or entities obtaining common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction (who also are selling stockholders for this prospectus) may sell up to all of the shares of the common stock shown above under the heading "Number of Shares Owned" pursuant to this prospectus in one or more transactions from time to time as described below under "Plan of Distribution." However, the selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.

                          Description of Capital Stock

   Our authorized capital stock consists of:

  .   40,000,000 shares of common stock

  .   800,000 shares of Class B common stock

  .   5,000,000 shares of preferred stock, issuable in series

   As of November 27, 2001, there were 31,602,497 shares of common stock issued and outstanding, which excludes 302,600 shares held as treasury stock, and no shares of preferred stock issued and outstanding. There are no shares of Class B common stock issued or outstanding, and we do not expect to issue any shares of Class B common stock in the future.

Common Stock

   Holders of common stock may receive dividends if and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations to holders of any preferred stock and covenants contained in debt agreements. Holders of common stock are entitled to one vote per share on matters submitted to them. Cumulative voting of shares is prohibited, meaning that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. The common stock has no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

   If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions.

   All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

   The common stock is listed on the New York Stock Exchange and trades under the symbol "COG."

Preferred Stock

   Our board of directors is allowed, without action by stockholders, to issue one or more series of preferred stock. The board of directors can also determine the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of a series of the preferred stock.

Staggered Board of Directors

   Our By-laws divide our board of directors into three classes, as nearly equal in number as possible, serving staggered three-year terms. The By-laws also provide that the classified board provision may not be amended without the affirmative vote of a majority of the voting power of our capital stock. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors, unless the By-laws are amended.

Stockholder Rights Plan

   On January 21, 1991, our board of directors adopted a preferred stock purchase rights plan, which was amended by the board of directors on December 8, 2000. Under the plan, each share of common stock currently includes one right to purchase preferred stock. We have summarized selected provisions of the rights below. This summary is not complete. We have filed the form of the rights agreement with the SEC as an exhibit to the registration statement, and you should read it for provisions that may be important to you.

   Currently, the rights are not exercisable and are attached to all outstanding shares of common stock. The rights will separate from the common stock and become exercisable:

  . ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the outstanding common stock, or

  . ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of the outstanding common stock

   Our board of directors can elect to delay the separation of the rights from the common stock beyond the ten business days after the start of a tender or exchange offer referred to in the second bullet point. A 15% beneficial owner is referred to as an "acquiring person" under the plan. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

   After the rights are separately distributed, each right will entitle the holder to purchase from Cabot Oil & Gas one one-hundredth of a share of junior participating preferred stock for a purchase price of $55. Each one one-hundredth of a share of junior participating preferred stock is essentially equivalent to a share of common stock with respect to voting, dividend and liquidation rights. The rights will expire at the close of business on January 21, 2010, unless we redeem or exchange them earlier as described below.

   If a person becomes an acquiring person, the rights will become rights to purchase shares of common stock for one-half the current market price (as defined in the rights agreement) of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If our board makes this determination, the purchase of shares under the offer will not be a flip-in event.

   If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold or transferred, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a price of one-half the current market price of that stock. An acquiring person will not be entitled to exercise its rights, which will have become void.

   Until a person has become an acquiring person, our board may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of common stock or other consideration.

   At any time after a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock, our board may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

   Other than certain provisions relating to the principal economic terms of the rights, the rights agreement may be amended by our board of directors as long as the rights are redeemable. Thereafter, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

   The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

Delaware Anti-Takeover Statute

   As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

  . before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination

  . upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or

  . after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

   Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Limitation on Directors' Liability

   Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors' duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability

  . for any breach of their duty of loyalty to the company or our stockholders

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions

  . for any transaction from which the director derived an improper personal benefit

   This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

                              Plan of Distribution

   The selling stockholders have advised us that they may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

  . through the New York Stock Exchange or any other securities exchange that quotes the common stock

  .   in the over-the-counter market

  . in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions)

  . in short sales (sales of shares completed by the delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales

  . by pledge to secure debts and other obligations or on foreclosure of a pledge

  . through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock

  .   in a combination of any of the above transactions

   The selling stockholders also have advised us that the hedging transactions that may be entered into by the selling stockholders from time to time may include one or more of the following transactions, in which a selling stockholder may:

  . enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions

  . sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions

  . enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus or

  . loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus

   The selling stockholders have advised us that they may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

  . a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction

  . purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers

Broker-dealers or other persons may receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. The selling stockholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

   The selling stockholders have advised us that they may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

   The aggregate proceeds to the selling stockholders from the sale of the shares of common stock will be the purchase price of the shares less the aggregate agents' discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act of 1933. The selling stockholders have advised us that they may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act of 1933 from sales of common stock.

   Instead of selling common stock under this prospectus, the selling stockholders have advised us that they may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

   We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

   The term "selling stockholders" also includes affiliates of and successors in interest to the selling stockholders and persons and entities who obtain common stock from selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

   Additional information related to the selling stockholders and the plan of distribution may be provided in one or more prospectus supplements.

                                 Legal Opinions

   Baker Botts L.L.P., Houston, Texas, our outside counsel, has issued an opinion about the legality of the offered securities for us.

                            Independent Accountants

   The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   With respect to the unaudited consolidated financial information of Cabot Oil & Gas Corporation for the three-month periods ended March 31, 2001 and 2000 included in the first quarter 2001 Form 10-Q and for the three-month and six-month periods ended June 30, 2001 and 2000 included in the second quarter 2001 Form 10-Q, each incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 23, 2001 and July 26, 2001, respectively, incorporated by reference state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the act.

                                    Experts

   We have incorporated in this prospectus by reference the review letter of Miller and Lents, Ltd., independent oil and gas consultants, dated February 8, 2001 with respect to certain proved reserve estimates prepared by us in reliance on the authority of that firm as experts in petroleum engineering.

                      Where You Can Find More Information

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain copies of these filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or by visiting our Web site at http://www.cabotog.com.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities are sold. Our SEC file number for our Exchange Act filings is 1-10447. The documents we incorporate by reference are:

  .   our annual report on Form 10-K for the year ended December 31, 2000

  . our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001

  . our current reports on Form 8-K filed June 28, 2001 and August 30, 2001, as amended on October 30, 2001

  . all filings under the Securities Exchange Act of 1934 after the date of the last pre-effective amendment to the registration statement and prior to effectiveness of the registration statement

  . the description of the common stock in our registration statement on Form 8-A filed on January 24, 1990, and the description of the rights to purchase preferred stock contained in our registration statement on Form 8-A filed on April 1, 1991, as amended by the Form 8-K filed on December 20, 2000, and as they may be amended in the future to update or change these descriptions.

   In this prospectus, we refer to our Class A common stock as our common stock. Although we previously had outstanding shares of Class B common stock, we do not expect to issue any shares of Class B common stock in the future.

   You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

     Cabot Oil & Gas Corporation
     1200 Enclave Parkway
     Houston, Texas 77077
     Attention: Lisa A. Machesney
     Telephone: (281) 589-4600

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

   The following table sets forth expenses payable by Cabot Oil & Gas Corporation (the "Company") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee.

Registration fee....................................................... $12,495

Printing expenses......................................................  10,000

Legal fees and expenses................................................  20,000

Accounting fees and expenses...........................................  10,000

Miscellaneous expenses.................................................   7,505
                                                                        -------
  Total................................................................ $60,000
                                                                        =======

ITEM 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

   Article XXXVIII of the Company's By-laws provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. Article XXXVIII of the By-laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

   Additionally, the Company's Certificate of Incorporation (the "Charter") contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

   In addition to its Charter and By-law provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-laws of the Company as in effect at the respective dates of such agreements.

   The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned By-law provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

   Agreements which may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

ITEM 16. Exhibits.


 Exhibit No.                       Description of Exhibit
 ----------- -------------------------------------------------------------------
   *4.1      --  Certificate of Incorporation of the Company (incorporated herein by this reference to the Registration Statement on Form
                 S-1 of the Company filed on December 18, 1989 (Registration
                 No. 33-32553))

   *4.2      --  Amended and Restated Bylaws of the Company adopted February
                 20, 1997 (incorporated herein by this reference to the
                 Registration Statement on Form S-3 of the Company filed on
                 July 27, 1999 (Registration No. 33-83819))

   *4.3      --  Amended and Restated Rights Agreement dated as of March 28,
                 1991, as amended and restated as of December 8, 2000
                 (incorporated herein by this reference to the Current Report on Form 8-K of the Company dated December 8, 2000
                 (Registration No. 1-10447))

    5.1**    --  Opinion of Baker Botts L.L.P.

   15.1      --  Awareness Letter of PricewaterhouseCoopers LLP

   23.1      --  Consent of PricewaterhouseCoopers LLP

   23.2**    --  Consent of Miller and Lents, Ltd.

   23.3**    --  Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

   24.1**    --  Powers of Attorney (in some cases, included on the signature pages as originally filed)

--------
*  Incorporated by reference as indicated.
** Previously filed.

ITEM 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 7, 2002.


                                          Cabot Oil & Gas Corporation

                                                 /s/ Ray R. Seegmiller
                                          By: _________________________________
                                                     Ray R. Seegmiller
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                         President

   Pursuant to the requirements of the Securities Act of 1934, this amendment has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Ray R. Seegmiller            Chairman of the Board,       January 7, 2002
______________________________________  Chief Executive Officer,
          Ray R. Seegmiller             President (Principal
                                        Executive Officer)

      /s/ Scott C. Schroeder           Vice President, Chief        January 7, 2002
______________________________________  Financial Officer and
          Scott C. Schroeder            Treasurer (Principal
                                        Financial Officer)

        /s/ Henry C. Smyth             Vice President, and          January 7, 2002
______________________________________  Controller (Principal
            Henry C. Smyth              Accounting Officer)

                  *                    Director                     January 7, 2002
______________________________________
           Robert F. Bailey

                  *                    Director                     January 7, 2002
______________________________________
           Henry O. Boswell

                  *                    Director                     January 7, 2002
______________________________________
           John G. L. Cabot

                  *                    Director                     January 7, 2002
______________________________________
            James G. Floyd

                  *                    Director                     January 7, 2002
______________________________________
            C. Wayne Nance

                  *                    Director                     January 7, 2002
______________________________________
          P. Dexter Peacock

                  *                    Director                     January 7, 2002
______________________________________
        Charles P. Siess, Jr.

                  *                    Director                     January 7, 2002
______________________________________
           Arthur L. Smith

                  *                    Director                     January 7, 2002
______________________________________
          William P. Vititoe


        /s/ Scott C. Schroeder
*By: _________________________________
          Scott C. Schroeder
           Attorney-in-Fact

                               INDEX TO EXHIBITS


 Exhibit No.                       Description of Exhibit
 ----------- -------------------------------------------------------------------
   *4.1      --  Certificate of Incorporation of the Company (incorporated herein by this reference to the Registration Statement on Form
                 S-1 of the Company filed on December 18, 1989 (Registration
                 No. 33-32553))

   *4.2      --  Amended and Restated Bylaws of the Company adopted February
                 20, 1997 (incorporated herein by this reference to the
                 Registration Statement on Form S-3 of the Company filed on
                 July 27, 1999 (Registration No. 33-83819))

   *4.3      --  Amended and Restated Rights Agreement dated as of March 28,
                 1991, as amended and restated as of December 8, 2000
                 (incorporated herein by this reference to the Current Report on Form 8-K of the Company dated December 8, 2000
                 (Registration No. 1-10447))

    5.1**    --  Opinion of Baker Botts L.L.P.

   15.1      --  Awareness Letter of PricewaterhouseCoopers LLP

   23.1      --  Consent of PricewaterhouseCoopers LLP

   23.2**    --  Consent of Miller and Lents, Ltd.

   23.3**    --  Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

   24.1**    --  Powers of Attorney (in some cases, included on the signature pages as originally filed)

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*  Incorporated by reference as indicated.
** Previously filed.